Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dorman Products, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-56492, 333-157150, 333-160979 and 333-219547) on Form S-8 of Dorman Products, Inc. of our reports dated February 27, 2018, with respect to the consolidated balance sheets of Dorman Products, Inc. and subsidiaries as of December 30, 2017 and December 31, 2016, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the fiscal years in the three-year period ended December 30, 2017, and the related notes and financial statement schedule (collectively, “the consolidated financial statements”) and the effectiveness of internal control over financial reporting as of December 30, 2017, which reports appear in the December 30, 2017 Annual Report on Form 10-K of Dorman Products, Inc.

Our report dated February 27, 2018, on the effectiveness of internal control over financial reporting as of December 30, 2017, contains an explanatory paragraph that states that Dorman Products, Inc. acquired MAS Automotive Distribution Inc. (“MAS”) during 2017, and management excluded from its assessment of the effectiveness of the Dorman Products, Inc.’s internal control over financial reporting as of December 30, 2017, MAS’s internal control over financial reporting associated with total assets of $82.9 million and total revenues of $7.0 million included in the consolidated financial statements of Dorman Products, Inc. as of and for the year ended December 30, 2017. Our audit of internal control over financial reporting of Dorman Products, Inc. also excluded an evaluation of the internal control over financial reporting of MAS.

KPMG LLP

Philadelphia, Pennsylvania

February 27, 2018